Exhibit 10.1

Idera	Idera Pharmaceuticals, Inc.
PHARMACEUTICALS	345 Vassar Street
Cambridge, MA 02139

tel 617.679.5500
fax 617.679.5592
November 27, 2006
Dr. Alice Bexon
142 Grove Street
Montclair, NJ 07042
Dear Dr. Bexon:
On behalf of Idera Pharmaceuticals, Inc., (the “Company”), we are pleased to offer you the position of Vice President, Clinical Development, reporting directly to Dr. Robert Karr, President. This position is critical to the continued success and growth of our organization and we look forward to having you join us and contribute your professional expertise and technical knowledge.
Base Compensation. Assuming your acceptance of this offer, your full-time, regular employment will commence on January 2 [crossed out], 2007 [handmarked 16th, initials](the “Start Date”). Your annual base salary will be $285,000.00 to be paid in accordance with the Company’s payroll practice, which currently would provide for a semi-monthly pay schedule of $11,875.00 per pay period, less all applicable federal, state and local taxes and withholding. Your base salary may be adjusted from time to time in accordance with normal business practices and in sole discretion of the Company.
Bonus Compensation. In addition to your base compensation, you will receive an initial cash payment of $60,000 to be included with your first paycheck. Assuming your continued employment in good standing with the Company, you will receive an additional cash payment of $60,000 upon your six month anniversary and an additional $40,000 payment upon your one-year anniversary with the Company. These additional payments will be included as payroll amounts in the appropriate payroll cycle and will be reduced for all applicable federal, state and local taxes and withholding. You will also be eligible to participate in any annual bonus program established by the Company’s Board of Directors, with a target amount equal to 25% of your annualized base salary.
Benefits. You will be eligible to participate in all of the Company’s benefit programs provided to employees generally, including the applicable medical, dental and insurance plans, provided you meet the relevant standards for acceptance established by the Company and the Company’s insurance carriers. Full details of these programs will be provided to you under separate cover. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans may be changed by the Company at any time and from time to time without advance notice.
Stock Options. You will also be participating in the Company’s Stock Option Program including an initial issuance of 70,000 stock options, subject to vesting in sixteen quarterly
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Idera Pharmaceuticals
Letter to Alice Bexon

installments, and an additional initial issuance of 20,000 stock options, subject to vesting in eight equal quarterly installments, both issuances at an exercise price which is equal to the closing price of the stock on the Start Date. These options are governed by Idera’s 2005 Stock Incentive Plan and subject to continued employment with the Company and the terms of the Company’s standard option agreement.
Responsibilities. In your new role, you will be responsible for performing a full range of tasks related to the management of Clinical Development and such other duties as may from time to time be assigned to you by the Company. Our hope and expectation is that you will enjoy the opportunities afforded through this position and be able to develop professionally as our company grows. You will be expected to represent the Company in a professional manner and with the utmost personal integrity. You have already demonstrated these qualities, in previous work assignments and we expect these qualities will underlie your future performance that will guarantee our mutual success going forward. We also expect that you will devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.
Employment Relationship. While we both fully intend to begin our relationship on a positive note, it is essential to understand our employment arrangement. Your employment with the Company will be on an at-will basis, which means that either of us can terminate the employment arrangement at any time and for any reason or no reason. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chief Executive Officer of the Company, which expressly states the intention to modify the at-will nature of your employment.
Pre-Employment Certifications. Your employment is fully contingent upon your execution of the attached Idera Pharmaceuticals’ Non-Disclosure and Non-Compete Agreement, our Code of Business Conduct and Ethics Agreement and our Insider Trading Policy. If you agree to comply with the provisions of the foregoing policies, please indicate your agreement by signing and returning to us the enclosed copy of this letter, together with a signed copy of the Non-Disclosure Agreement and a signed “Certification” page from the Code of Business Conduct and Ethics Agreement and a signed copy of the Insider Trading Policy.
Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.
Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may
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Idera Pharmaceuticals
Letter to Alice Bexon

lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.
Other Agreements and Governing Law. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.
If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below, along with the attached forms, and return them to me in the attached envelope. If you do not accept this offer by December 12, 2006, this offer will be revoked. This offer is contingent on the Company securing satisfactory reference checks.
Feel free to contact Leslie Fontaine at 617-679-5550 or myself at 617-679-5517 if there is anything further we can do to assist you. We look forward to welcoming you to Idera Pharmaceuticals as an employee in the near future.
Sincerely,
/s/ Robert G. Andersen

Robert G. Andersen
CFO and Vice President of Operations
The foregoing correctly sets forth the terms of my at-will employment by Idera Pharmaceuticals, Inc.

/s/ Alice S. Bexton 11/29/06
Alice S. Bexon, M.D.
CONFIDENTIAL

May 19, 2008
Dr. Alice Bexon
142 Grove Street
Montclair, NJ 07042
Dear Dr. Bexon:
The following sets forth the terms we have agreed upon with respect to the amendment of your November 27, 2006 employment letter (the “Employment Letter”) with Idera Pharmaceuticals, Inc. (the “Company”). Our agreement is as follows:
(1) You will convert from full-time employee status to working three days per week. This will generally be performed through participation in weekly or bi-weekly teleconferences and individual communications with Idera executives and other personnel via telephone and e-mail. We estimate that there will be approximately ± 10 of these teleconferences per year.
(2) Your annual base salary will be adjusted to $180,000.00, less all applicable federal, state and local taxes and withholdings, and will be paid in accordance with the Company’s normal payroll practices, as they may be modified from time to time, which would currently provide for a semi-monthly pay schedule of $7,500.00 gross per pay period.
(3) Your responsibilities will include:
•	Ensure smooth running of clinical team

•	Organize regulatory training for clinical and development teams

•	Ensure timely and accurate regulatory submissions (especially 2125 AR, 2055 IB)

•	Ensure completion of study reports for 2055-002, -003 and -110

•	Maintain relationship with Merck-Serono clinical team

•	Attend ASCO and co-run advisory board with Merck-Serono

•	Ensure smooth execution of new trial delegation process (200 and 210) to Merck-Serono until their IND is filed

•	Run 2055-200 trial and progress towards initiation of 210

•	Continue to manage CRO and central lab interactions (DCRI, Parexel, ARC, Esoterix, Theradex, AKOS)

•	Establish global safety database with AKOS

•	Ensure smooth running of 2125-001 trial
(4) You will undertake such travel as your position reasonably requires, it being understood that travel will be limited to mutually agreed upon dates and projects, including, but not limited to, key management meetings, Board of Director meetings, scientific meetings and other meeting where your input is necessary. You will generally work from your home and will not be required to regularly commute to the Company’s headquarters in Cambridge, although periodic visits may be necessary at mutually convenient times.
(5) You will continue to be eligible to participate in the Company’s annual bonus program established by the Company’s Board of Directors, provided that the maximum target amount of your bonus shall be equal to 3/5 of 25% of your annualized base salary. Decisions as to whether or not to grant a bonus and the size of the bonus are in the discretion of the Board of Directors.
(6) Nothing set forth herein changes the nature of your employment with the Company from employment at-will.
(7) This letter of amendment is effective as of May 19, 2008. Subject to the foregoing modifications, the Employment Letter remains in full force and effect and may not be amended other than by a written agreement signed by the Company and you.
If this letter of amendment correctly sets forth the terms of the amendment to the Employment Letter, pleas sign the enclosed duplicate of this letter in the space provided below and return them to me.
Sincerely,
/s/ Louis J. Arcudi
Louis J. Arcudi
Chief Financial Officer
The foregoing correctly sets forth the terms of the amendment of my at-will employment by Idera Pharmaceuticals, Inc.

/s/ Alice S. Bexon
Alice S. Bexon, M.D.